UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):
March 8, 2007

bebe stores, inc. (Exact name of registrant as specified in its charter)

California (State or Jurisdiction of Incorporation or Organization)	0-24395 (Commission File No.)	94-2450490 (IRS Employer Identification Number)

400 Valley Drive
Brisbane, California 94005
(Address of principal executive offices)

Registrant's telephone number, including area code
(415) 715-3900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition

The information in this Form 8-K and the Exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing. On March 8, 2007, bebe stores, inc. issued a press release announcing its February 2007 sales.

The press release relating to the February 2007 sales is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

    99.1.        Press Release dated March 8, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated March 8, 2007 bebe stores, inc. /s/ Walter Parks ______________________________________________________ Walter Parks, Chief Operating Officer and Chief Financial Officer

Exhibit 99.1

Contact: Walter Parks
                Chief Operating Officer
                bebe stores, inc.
                (415) 715-3900

bebe stores, inc. Announces February 2007 Sales;
Same Store Sales Decrease 2.2%

BRISBANE, CALIF. – March 8, 2007 – bebe stores, inc. (Nasdaq: BEBE) today reported retail sales of $43.0 million for the four-week period ended March 3, 2007, an increase of 7.0% compared to sales of $40.2 million for the four-week period ended February 25, 2006. Same store sales for the four-week period ended March 3, 2007 decreased 2.2% compared to an increase of 1.6% for February 2006.

Retail sales for the year-to-date period ended March 3, 2007 were $444.0 million compared to $370.1 million for the year-to-date period ended February 25, 2006, an increase of 20.0%. Same store sales for the year-to-date period ending March 3, 2007 increased 6.7% compared to an increase of 7.5% for the year-to-date period ending February 2006. Due to the 53rd week in fiscal 2007, same store sales for the year-to-date period exclude the additional week from fiscal January 2007.

As of March 3, 2007 finished goods inventory per square foot was approximately 12.5% higher as compared to the prior year.

“We are disappointed to report our first month of negative comparable store sales in the last 46 consecutive months,” said Greg Scott, Chief Executive Officer. Mr. Scott continued, “As I previously mentioned, in our core bebe brand, we felt that we did not have the correct assortment in casual, including sweaters and denim, and the overall assortment did not appropriately address “sexy”, a core attribute of our brand. I continue to believe we will see a more appropriate assortment in March with a sexier feeling to our overall assortment, as can be seen in our Spring catalog which is arriving in homes this week. Our casual offering with an improved denim assortment should be reflected in our April and May assortments. We attribute our inventory position at the end of February to certain March product having been received early due to the Chinese New Year holiday and the Spring catalog. We continue to expect our inventory at the end of March to increase in the mid single digits.”

bebe stores, inc. provides additional information on a recorded message. Interested parties are invited to listen to the message by calling 1-877-232-3757.

bebe stores, inc. designs, develops and produces a distinctive line of contemporary women’s apparel and accessories, which it markets under the bebe, COLLECTION bebe, Neda by bebe, Neda, BEBE SPORT and bebe O brand names. bebe currently operates 256 stores, of which 186 are bebe stores, 20 are bebe outlet stores, 49 are BEBE SPORT stores and 1 is a bebe accessories store. These stores are located in the United States, Puerto Rico and Canada. In addition, there is an online store at www.bebe.com.

The statements in this news release and on our recorded message, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results. Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.

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